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                           EXHIBIT 21 -- SUBSIDIARIES

    1. The Registrant has three direct subsidiaries and owns 100% of the outstanding capital stock of each:

       a.  PrimeVision Health, Inc., a Delaware corporation; and

       b.  OptiCare Eye Health Centers, Inc., a Connecticut corporation.

       c.  OC Acquisition Corp., a Florida corporation.

    2. PrimeVision Health, Inc., owns 100% of the outstanding capital stock of the following corporations:

       a.  Accountable Eye Care Associates, Inc., a California corporation;

       b. OptiCare Eye Health Network, Inc., a North Carolina corporation (formerly known as Consolidated Eye Care, Inc.);

       c.  PrimeVision Central, Inc., a Delaware corporation;

       d.  PrimeVision East, Inc., a Delaware corporation;

       e.  PrimeVision North Carolina, Inc., a North Carolina corporation;

       f.  PrimeVision West, Inc., a Delaware corporation; and

       g.  Cohen Systems, Inc., a Florida corporation.

    3. OptiCare Eye Health Network, Inc., owns 100% of the outstanding capital stock or equity interests (except as noted) of the following entities:

       a.  AECC Total Vision Health Plan of Texas, Inc., a Texas corporation;

       b. Association of Eye Care Centers Total vision Health Plan, Inc., a North Carolina corporation; and

       c. Eye Care Eyes, a North Carolina general partnership; OptiCare Eye Health Network, Inc., owns a 50% equity interest in the partnership, and 2 other persons own the balance of equity interests.

     4. Accountable Eye Care Associates, Inc., owns 51% of the capital stock of Georgia Eye Care, Inc., a Georgia corporation.

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